HNI Corporation 600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, www.hnicorp.com

News Release

For Information Contact:
Marshall H. Bridges, Senior Vice President and Chief Financial Officer (563) 272-7400
Jack D. Herring, Treasurer, Director of Finance and Investor Relations (563) 506-9783

HNI CORPORATION REPORTS EARNINGS
FOR SECOND QUARTER FISCAL YEAR 2019

MUSCATINE, Iowa (July 24, 2019) – HNI Corporation (NYSE: HNI) today announced sales for the second quarter ended June 29, 2019 of $526.0 million and net income of $15.8 million. GAAP net income per diluted share was $0.36 compared to $0.42 in the prior year. Non-GAAP net income per diluted share was $0.38 compared to $0.44 in the prior year.

Second Quarter Summary Comments
"Our teams are performing well - managing through dynamic market conditions while staying focused on our key initiatives. Our efforts to drive operational efficiencies are on-track and bearing fruit. We are seeing strong momentum in our contract business. Our hearth business is executing well while navigating a slower housing market. We continue to see inconsistent demand in our supplies-driven business, which negatively impacted the quarter. We are confident in our ability to deliver profit improvement in the second half," said Jeff Lorenger, HNI Corporation President and Chief Executive Officer.

HNI Corporation - Financial Performance
(Dollars in millions, except per share data)
	Three Months Ended
	June 29, 2019	June 30, 2018	Change
GAAP
Net Sales	$526.0	$543.6	(3.2%)
Gross Profit %	36.6%	37.0%	-40	bps
SG&A %	32.0%	31.8%	20	bps
Restructuring and impairment charges %	0.2%	0.2%	—
Operating Income	$23.2	$27.1	(14.1%)
Operating Income %	4.4%	5.0%	-60	bps
Effective Tax Rate	23.9%	23.9%
Net Income %	3.0%	3.4%	-40	bps
EPS – diluted	$0.36	$0.42	(14.3%)

Non-GAAP
Gross Profit %	36.6%	37.0%	-40	bps
Operating Income	$24.2	$28.2	(14.2%)
Operating Income %	4.6%	5.2%	-60	bps
EPS – diluted	$0.38	$0.44	(13.6%)

Second Quarter Summary Comments

•
Consolidated net sales decreased $17.6 million or 3.2 percent from the prior year quarter to $526.0 million. On an organic basis, sales decreased 2.3 percent. The net impact of closing and divesting small office furniture companies decreased sales $5.0 million compared to the prior year quarter. A reconciliation of organic sales, a non-GAAP measure, follows the financial statements in this release.

•
Gross profit margin decreased 40 basis points compared to the prior year quarter. This decrease was driven by lower volume and higher input costs, partially offset by price realization and improved operational performance.

•
Selling and administrative expenses as a percent of sales increased 20 basis points compared to the prior year quarter. This increase was primarily due to lower sales volume, partially offset by lower Business System Transformation costs and freight expenses.

•
The Corporation recorded $0.9 million of restructuring charges in connection with a structural realignment in the office furniture segment. In the prior year quarter, $0.8 million of restructuring and impairment charges were recorded in connection with previously announced facilities closures.

•
Non-GAAP net income per diluted share was $0.38 compared to $0.44 in the prior year.  This $0.06 decline was due to lower sales volume and higher input costs, partially offset by price realization and improved operational performance.

Office Furniture – Financial Performance
(Dollars in millions)
	Three Months Ended
	June 29, 2019	June 30, 2018	Change
GAAP
Net Sales	$409.5	$423.9	(3.4%)
Operating Profit	$18.7	$20.0	(6.4%)
Operating Profit %	4.6%	4.7%	-10	bps

Non-GAAP
Operating Profit	$19.7	$20.4	(3.5%)
Operating Profit %	4.8%	4.8%	—

•
Office furniture net sales decreased $14.4 million or 3.4 percent from the prior year quarter to $409.5 million. On an organic basis, sales decreased 2.2 percent primarily due to a decrease in the supplies-driven business. The net impact of closing and divesting small office furniture companies decreased sales $5.0 million compared to the prior year quarter.

•
Office furniture GAAP operating profit margin decreased 10 basis points. Lower sales volume, higher input costs, and investments were fully offset by improved price realization, operational performance, Business System Transformation costs, and freight expenses. Higher current year restructuring charges drove a 10 basis points decrease.

Hearth Products – Financial Performance
(Dollars in millions)
	Three Months Ended
	June 29, 2019	June 30, 2018	Change
GAAP
Net Sales	$116.5	$119.7	(2.7%)
Operating Profit	$13.4	$16.3	(18.1%)
Operating Profit %	11.5%	13.6%	-210	bps

Non-GAAP
Operating Profit	$13.4	$17.1	(21.7%)
Operating Profit %	11.5%	14.3%	-280	bps

•	Hearth products net sales decreased $3.2 million or 2.7 percent from the prior year quarter to $116.5 million with decreases in both the new construction and retail businesses.

•
Hearth products GAAP operating profit margin decreased 210 basis points for the quarter. Of this decrease, 280 basis points were driven by lower sales volume, higher input costs, and investments, partially offset by price realization and lower core SG&A spend. This decline was partially offset by a 70 basis points increase due to restructuring and impairment charges and other one-time costs incurred in the prior year quarter.

Outlook
The Corporation expects full year organic sales to be up 1 to 4 percent. This compares to the previous organic sales growth expectation of up 2 to 6 percent. The change is primarily driven by lower sales in the supplies-driven business. Including the impact of closing and divesting small office furniture companies, full year sales are expected to be flat to up 3 percent. The Corporation's estimate of full year earnings per diluted share has narrowed and is expected to be in the range of $2.50 to $2.70 versus the previous guidance range of $2.50 to $2.90.

"As we look at the second half of the year, our operational cost efforts are ramping up and will deliver significant benefits. We are also seeing improved second half demand, driven by strong sales growth in our contract and e-commerce office furniture businesses. We expect our supplies-driven business to stabilize in the second half. Our hearth business will deliver modest growth as strength in our retail products channel is partially offset by slow new construction sales.

We are focused on strengthening our operational excellence position and creating effortless experiences for our customers through deepening customer insights. We remain confident in our strategies and continue to invest in critical capabilities to drive long-term results," said Mr. Lorenger.

Conference Call
HNI Corporation will host a conference call on Thursday, July 25, 2019 at 10:00 a.m. (Central) to discuss second quarter fiscal year 2019 results. To participate, call 1-877-512-9166 – conference ID number 8295057. A live webcast of the call will be available on HNI Corporation’s website at http://www.hnicorp.com (under Investors – News Releases & Events). A replay of the webcast will also be made available at that website address. An audio replay of the call will be available until Thursday, August 1, 2019, 10:59 p.m. (Central) by dialing 1-855-859-2056 or 1-404-537-3406 – Conference ID number 8295057.

About HNI Corporation
HNI Corporation is an NYSE traded company (ticker symbol: HNI) providing products and solutions for the home and workplace environments. HNI Corporation is a leading global office furniture manufacturer and is the nation's leading manufacturer of hearth products. The Corporation's strong brands have leading positions in their markets. More information can be found on the Corporation's website at www.hnicorp.com.

Forward-Looking Statements
This release contains "forward-looking" statements based on current expectations regarding future plans, events, outlook, objectives, financial performance, expectations for sales growth, and earnings per diluted share (GAAP and non-GAAP). Forward-looking statements can be identified by words including “expect,” “believe,” “anticipate,” “estimate,” “may,” “will,” “would,” “could,” “confident”, or other similar words, phrases, or expressions. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Corporation's actual future results and performance to differ materially from expected results. These risks include but are not limited to: the levels of office furniture needs and housing starts; overall demand for the Corporation's products; general economic and market conditions in the United States and internationally; industry and competitive conditions; the consolidation and concentration of the Corporation's customers; the Corporation's reliance on its network of independent dealers; change in trade policy; changes in raw material, component, or commodity pricing; market acceptance and demand for the Corporation's new products; changing legal, regulatory, environmental, and healthcare conditions; the risks associated with international operations; the potential impact of product defects; the various restrictions on the Corporation's financing activities; an inability to protect the Corporation's intellectual property; impacts of tax legislation; and force majeure events outside the Corporation’s control. A description of these risks and additional risks can be found in the Corporation's annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q. The Corporation assumes no obligation to update, amend, or clarify forward-looking statements, except as required by applicable law.

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018
Net sales	$526,026	$543,614	$1,005,482	$1,048,683
Cost of sales	333,437	342,744	643,279	670,894
Gross profit	192,589	200,870	362,203	377,789
Selling and administrative expenses	168,411	172,973	334,348	344,868
Restructuring and impairment charges	930	837	930	2,175
Operating income	23,248	27,060	26,925	30,746
Interest income	282	89	638	202
Interest expense	2,762	2,718	5,229	5,055
Income before income taxes	20,768	24,431	22,334	25,893
Income taxes	4,957	5,835	5,503	4,836
Net income	15,811	18,596	16,831	21,057
Less: Net income (loss) attributable to non-controlling interest	1	(1)	(1)	(50)
Net income attributable to HNI Corporation	$15,810	$18,597	$16,832	$21,107

Average number of common shares outstanding – basic	43,217,580	43,665,411	43,375,554	43,512,691
Net income attributable to HNI Corporation per common share – basic	$0.37	$0.43	$0.39	$0.49
Average number of common shares outstanding – diluted	43,633,949	44,289,662	43,860,013	44,201,285
Net income attributable to HNI Corporation per common share – diluted	$0.36	$0.42	$0.38	$0.48

HNI Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

(Unaudited)

	June 29, 2019	December 29, 2018
Assets
Current Assets:
Cash and cash equivalents	$28,782	$76,819
Short-term investments	1,668	1,327
Receivables	245,331	255,207
Inventories	193,952	157,178
Prepaid expenses and other current assets	41,318	41,352
Total Current Assets	511,051	531,883
Property, Plant, and Equipment:
Land and land improvements	29,133	28,377
Buildings	292,081	290,263
Machinery and equipment	574,982	565,884
Construction in progress	27,252	28,443
	923,448	912,967
Less accumulated depreciation	537,368	528,034
Net Property, Plant, and Equipment	386,080	384,933

Right-of-use Operating / Finance Leases	70,241	—
Goodwill and Other Intangible Assets	453,356	463,290
Deferred Income Taxes	1,569	1,569
Other Assets	19,812	20,169
Total Assets	$1,442,109	$1,401,844

Liabilities and Equity
Current Liabilities:
Accounts payable and accrued expenses	$396,301	$428,865
Current maturities of long-term debt	1,101	679
Current maturities of other long-term obligations	3,582	4,764
Current lease obligations - Operating / Finance	22,194	—
Total Current Liabilities	423,178	434,308

Long-Term Debt	285,397	249,355
Long-Term Lease Obligations - Operating / Finance	56,307	—
Other Long-Term Liabilities	63,753	72,767
Deferred Income Taxes	83,965	82,155
Equity:
HNI Corporation shareholders' equity	529,184	562,933
Non-controlling interest	325	326
Total Equity	529,509	563,259
Total Liabilities and Equity	$1,442,109	$1,401,844

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)

(Unaudited)

	Six Months Ended
	June 29, 2019	June 30, 2018
Net Cash Flows From (To) Operating Activities:
Net income	$16,831	$21,057
Non-cash items included in net income:
Depreciation and amortization	38,450	37,280
Other post-retirement and post-employment benefits	738	883
Stock-based compensation	4,072	4,908
Operating / finance lease interest and amortization	11,617	—
Deferred income taxes	1,360	762
(Gain) loss on sale and retirement of long-lived assets, net	1,046	1,488
Other – net	2,810	175
Net increase (decrease) in operating assets and liabilities, net of divestitures	(56,281)	(37,008)
Increase (decrease) in other liabilities	(7,876)	(67)
Net cash flows from (to) operating activities	12,767	29,478

Net Cash Flows From (To) Investing Activities:
Capital expenditures	(34,659)	(26,687)
Proceeds from sale of property, plant, and equipment	159	18,444
Capitalized software	(2,948)	(5,637)
Purchase of investments	(2,459)	(1,329)
Sales or maturities of investments	1,802	1,357
Other – net	2,025	1,136
Net cash flows from (to) investing activities	(36,080)	(12,716)

Net Cash Flows From (To) Financing Activities:
Payments of long-term debt	(40,272)	(291,330)
Proceeds from long-term debt	76,677	312,279
Dividends paid	(26,075)	(25,268)
Purchase of HNI Corporation common stock	(57,357)	(9,120)
Proceeds from sales of HNI Corporation common stock	18,906	8,755
Other – net	3,397	(4,361)
Net cash flows from (to) financing activities	(24,724)	(9,045)

Net increase (decrease) in cash and cash equivalents	(48,037)	7,717
Cash and cash equivalents at beginning of period	76,819	23,348
Cash and cash equivalents at end of period	$28,782	$31,065

HNI Corporation and Subsidiaries
Reportable Segment Data
(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018
Net Sales:
Office furniture	$409,512	$423,878	$763,023	$804,793
Hearth products	116,514	119,736	242,459	243,890
Total	$526,026	$543,614	$1,005,482	$1,048,683

Income Before Income Taxes:
Office furniture	$18,749	$20,035	$17,018	$19,177
Hearth products	13,362	16,312	30,970	33,426
General corporate	(8,863)	(9,287)	(21,063)	(21,857)
Operating Income	23,248	27,060	26,925	30,746
Interest expense, net	2,480	2,629	4,591	4,853
Total	$20,768	$24,431	$22,334	$25,893

Depreciation and Amortization Expense:
Office furniture	$11,247	$11,204	$22,307	$22,190
Hearth products	2,174	2,092	4,230	4,054
General corporate	5,989	5,539	11,913	11,036
Total	$19,410	$18,835	$38,450	$37,280

Capital Expenditures (including capitalized software):
Office furniture	$12,347	$13,420	$22,666	$24,997
Hearth products	2,577	1,229	7,575	4,167
General corporate	3,587	1,344	7,366	3,160
Total	$18,511	$15,993	$37,607	$32,324

			As of June 29, 2019	As of December 29, 2018
Identifiable Assets:
Office furniture			$864,155	$797,574
Hearth products			375,817	352,060
General corporate			202,137	252,210
Total			$1,442,109	$1,401,844

Non-GAAP Financial Measures

This earnings release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to HNI’s financial statements as prepared in accordance with GAAP are included below and throughout this earnings release. This information gives investors additional insights into HNI’s financial performance and operations. While HNI’s management believes the non-GAAP financial measures are useful in evaluating HNI’s operations, this information should be considered supplemental and not in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. In addition, these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes.

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures within this earnings release: organic sales, gross profit, operating income, operating profit, income taxes, net income, and net income per diluted share (i.e., EPS). These measures are adjusted from the comparable GAAP measures to exclude the impacts of the selected items as summarized in the table below. Generally, non-GAAP EPS is calculated using HNI’s overall effective tax rate for the period, as this rate is reflective of the tax applicable to most non-GAAP adjustments.

The sales adjustments to arrive at our non-GAAP organic sales information included in this earnings release excludes the impact of closing and divesting small office furniture companies. The transactions excluded for purposes of our other non-GAAP financial information included in this earnings release for both periods presented include restructuring charges, impairment charges, and/or transition costs. Restructuring charges incurred in the current year period presented are primarily comprised of severance costs related to a structural realignment in the office furniture segment. In the prior year period presented, costs were incurred as part of the previously announced closures of the hearth manufacturing facility in Paris, Kentucky, the office furniture manufacturing facility in Orleans, Indiana, and structural realignments in China. Restructuring items incurred include severance, while impairment charges recorded in the second quarter of 2018 relate to a closed manufacturing facility previously held for sale. Transition items incurred include production move costs.

This earnings release also contains a forward-looking estimate of non-GAAP earnings per diluted share for the full fiscal year. We provide such non-GAAP measure to investors on a prospective basis for the same reasons we provide it to investors on a historical basis. We are unable to provide a reconciliation of our forward-looking estimate of non-GAAP earnings per diluted share to a forward-looking estimate of GAAP earnings per diluted share without unreasonable efforts because certain information needed to make a reasonable forward-looking estimate of GAAP earnings per diluted share is highly variable and difficult to predict and estimate, and is dependent on future events which are uncertain or outside of our control. These may include unanticipated charges related to asset impairments (fixed assets, intangibles, or goodwill), unanticipated acquisition related costs, and other unanticipated nonrecurring items not reflective of ongoing operations. We expect the variability of these charges to have a potentially unpredictable, and potentially significant, impact on our GAAP earnings per diluted share.

HNI Corporation Reconciliation
(Dollars in millions)
	Three Months Ended
	June 29, 2019			June 30, 2018
	Office Furniture	Hearth	Total	Office Furniture	Hearth	Total
Sales as reported (GAAP)	$409.5	$116.5	$526.0	$423.9	$119.7	$543.6
% change from PY	(3.4%)	(2.7%)	(3.2%)

Less: Closure and Divestitures	—	—	—	5.0	—	5.0

Organic Sales (non-GAAP)	$409.5	$116.5	$526.0	$418.8	$119.7	$538.6
% change from PY	(2.2%)	(2.7%)	(2.3%)

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended June 29, 2019
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$192.6	$23.2	$5.0	$15.8	$0.36
% of net sales	36.6%	4.4%		3.0%
Tax %			23.9%

Restructuring charges	—	0.9	0.2	0.7	0.02

Results (non-GAAP)	$192.6	$24.2	$5.2	$16.5	$0.38
% of net sales	36.6%	4.6%		3.1%
Tax %			23.9%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended June 30, 2018
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$200.9	$27.1	$5.8	$18.6	$0.42
% of net sales	37.0%	5.0%		3.4%
Tax %			23.9%

Restructuring and impairment charges	—	0.8	0.2	0.6	0.02
Transition costs	0.3	0.3	0.1	0.2	0.00

Results (non-GAAP)	$201.1	$28.2	$6.1	$19.4	$0.44
% of net sales	37.0%	5.2%		3.6%
Tax %			23.9%

Office Furniture Reconciliation
(Dollars in millions)
	Three Months Ended
	June 29, 2019	June 30, 2018	Percent Change
Operating profit as reported (GAAP)	$18.7	$20.0	(6.4%)
% of net sales	4.6%	4.7%

Restructuring charges	0.9	0.1
Transition costs	—	0.3

Operating profit (non-GAAP)	$19.7	$20.4	(3.5%)
% of net sales	4.8%	4.8%

Hearth Products Reconciliation
(Dollars in millions)
	Three Months Ended
	June 29, 2019	June 30, 2018	Percent Change
Operating profit as reported (GAAP)	$13.4	$16.3	(18.1%)
% of net sales	11.5%	13.6%

Restructuring and impairment charges	—	0.7

Operating profit (non-GAAP)	$13.4	$17.1	(21.7%)
% of net sales	11.5%	14.3%